Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces Debt Offering

BOSTON — September 6, 2017 — Iron Mountain Incorporated (NYSE: IRM) (the “Company”), the storage and information management company, today announced a proposed offering by way of a private placement of a total of $750 million in aggregate principal amount of its senior notes due 2027 (the “Notes”). The Notes will be fully and unconditionally guaranteed by the Company’s subsidiaries that guarantee each series of its existing notes.  The exact terms of the Notes and timing of the offering will depend upon market conditions and other factors.

The Company intends to use the net proceeds from the offering of the Notes and borrowings under its revolving credit facility to fund the redemption of all of the outstanding $1 billion in aggregate principal amount of the Company’s 6.000% Senior Notes due 2020 (the “Senior Notes due 2020”). The redemption of the 6% Senior Notes due 2020 will be conditioned upon the completion of the offering of the Notes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This announcement does not constitute a notice of redemption with respect to the Senior Notes due 2020. The formal notice of redemption will be provided separately in accordance with the terms of the indenture governing the Senior Notes due 2020.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is the global leader for storage and information management services. Trusted by more than 230,000 organizations around the world, Iron Mountain boasts a real estate network of more than 85 million square feet across more than 1,400 facilities in 52 countries dedicated to protecting and preserving what matters most for its customers. Iron Mountain’s solutions portfolio includes records management, data management, document management, data centers, art storage and logistics, and secure shredding to help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including critical business documents, electronic information, medical data and cultural and historical artifacts. Visit www.ironmountain.com for more information.

Investor Relations Contacts:
Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404